Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for the Second Quarter of 2016

WASHINGTON, DC (August 10, 2016) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the second quarter of 2016.

Commenting on the quarter, Keith Forman, President and CEO of Rentech, stated, “Production improved during the second quarter at our Canadian pellet plants, with average weekly production increasing by 50% and 10% at Wawa and Atikokan, respectively, as compared to the average weekly production during the first quarter. I feel that we have a good handle on the remaining issues that need to be resolved in order to further increase production at both plants. We are preparing to shut down the Wawa facility in the next few days to replace the remaining problematic conveyors and complete mechanical upgrades, maintenance and repairs at the plant. Once we bring the plant back online, we expect Wawa to ramp from approximately 40% of capacity to approximately 70% over the next several quarters.”

Mr. Forman continued, “At Fulghum, U.S. and South American volumes for the second quarter were lighter than the prior year period but combined performance for the first half of 2016 is generally tracking to that of 2015. We still expect Fulghum’s results for the year to be lower than the record performance in 2015 given the previously announced loss of a mill contract. NEWP’s second quarter results were considerably weaker than the prior year; however, we are encouraged by the buying activity NEWP began seeing in June. We continue to expect NEWP to generate most of the year’s EBITDA during the second half of 2016.”

“In addition, we are making better than originally expected progress with our cost cutting efforts. We now expect to realize $12-$15 million in total annual cost savings instead of our previous target of $10-$12 million,” Mr. Forman added.

Summary of Results

The consolidated results consist of Fulghum Fibres (Fulghum), New England Wood Pellet (NEWP), Industrial Wood Pellets, which includes our Canadian pellet plants, and unallocated corporate expenses. The former Rentech Nitrogen Pasadena and East Dubuque facilities are classified as discontinued operations due to the disposition of those businesses on March 14, 2016 and April 1, 2016, respectively. Rentech’s energy technologies business is also classified as discontinued operations due to its sale in October 2014. Allegheny’s operations are included in our operating results from January 23, 2015, the closing date of the acquisition.

Consolidated revenues, excluding discontinued operations, for the second quarter of 2016 were $31.8 million, compared to $39.9 million in the prior year period. Consolidated revenues, excluding discontinued operations, for the first six months of 2016 were $71.7 million, compared to $76.4 million in the prior year period.

Gross loss, excluding discontinued operations, for the second quarter of 2016 was $(1.7) million, compared to gross profit, excluding discounted operations, of $3.8 million in the prior year period. Gross loss, excluding discontinued operations, for the first six months of 2016 was $(1.5) million, compared to gross profit of $9.3 million in the prior year period.

During the second quarter of 2016, Rentech recorded a book gain of $358.6 million in discontinued operations on the sale of Rentech Nitrogen Partners (RNP). The gain is comprised primarily of $59.8 million of cash proceeds and CVR Partners (CVR) common units valued at $202.1 million, based on CVR’s closing price on March 31, 2016 of $8.36 per unit, compared to the company’s share of RNP’s negative net book value of $97.6 million as of March 31, 2016.

Net income attributable to Rentech common shareholders for the second quarter of 2016 was $306.3 million, or net income of $12.95 per basic share, of which $9.58 per basic share was generated by discontinued operations and $3.37 per basic share was contributed by continuing operations. This compared to a net loss of $(53.4) million, or a net loss of $(2.33) per basic share, of which $(1.55) per basic share was generated by discontinued operations and ($0.78) per basic share was contributed by continuing operations, for the same period last year.

Net income attributable to Rentech common shareholders for the first six months of 2016 was $296.1 million, or net income of $12.51 per basic share, of which $9.67 per basic share was generated by discontinued operations and $2.84 per basic share was contributed by continuing operations. This compared to a net loss of $(58.4) million, or a net loss of $(2.54) per basic share, of which $(1.44) per basic share was generated by discontinued operations and ($1.11) per basic share was contributed by continuing operations, for the same period last year.

Consolidated Adjusted EBITDA loss, excluding equity in loss of CVR and discontinued operations, for the second quarter of 2016 was $(5.3) million, compared to $(7.0) million in the prior year period. Consolidated Adjusted EBITDA loss, excluding equity in loss of CVR and discontinued operations, for the first six months of 2016 was $(9.3) million, compared to $(9.2) million in the prior year period. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

Fulghum Fibres

Revenues were $20.8 million for the second quarter of 2016, compared to $25.7 million for the same period last year. Revenues from operations in the United States were $12.4 million for the second quarter of 2016, as compared to $14.8 million in the prior year period. Revenues from operations in South America were $8.4 million for the second quarter of 2016, as compared to $10.9 million in the prior year period. The decrease in revenues from the United States operations is due to the previously announced sale of a mill in April 2016 and regional flooding impacting two paper mill facilities of our customers, reducing demand for wood chips from Fulghum’s mills. The decrease in South America revenues was primarily due to lower biomass product sales in South America and chip sales to Asia in the second quarter of 2016 as compared to 2015.

For the second quarter of 2016, our mills in the United States processed 2.6 million green metric tons, or GMT, of logs into wood chips and residual fuels; our mills in South America processed 0.7 million GMT of logs. For the second quarter of 2015, our mills in the United States processed 3.1 million GMT of logs into wood chips and residual fuels; our mills in South America processed 0.6 million GMT of logs.

Gross profit was $2.9 million for the second quarter of 2016, compared to $4.3 million for the same period last year. Gross profit margin for the second quarter of 2016 was 14%, compared to 17% for the same period in the prior year. The decreases in gross profit and gross margin were due primarily to lower revenues due to the sale of a mill in the United States and lower product sales volumes at our operations in South America.

Net income was $0.5 million for the second quarter of 2016. This compares to net income of $3.1 million for the same period last year.

Adjusted EBITDA for the second quarter of 2016 was $3.5 million. This compares to Adjusted EBITDA of $5.5 million for the same period in 2015.

New England Wood Pellet

Revenues were $4.4 million for the second quarter of 2016 on deliveries of 24,000 tons of wood pellets. Revenues were $11.7 million for the second quarter of 2015 on deliveries of 57,000 tons of wood pellets.

Results at NEWP continue to be impacted by the abnormally warm temperatures in the Northeast during the most recent winter, along with depressed prices for competitive heating fuels such as heating oil and propane. In addition to stalled consumer purchases during the first quarter of 2016, distributors have been slower than in the last several years to build inventories for the upcoming winter. As a result, NEWP’s sales volumes were significantly lower than historical levels. In response to market conditions, NEWP has temporarily scaled back production at its facilities since February 2016.

Gross profit for the second quarter of 2016 was $0.6 million, compared to $2.6 million for the same period in the prior year. Gross profit margin was 13% for the second quarter of 2016, compared to 22% for the same period in the prior year. Gross profit and gross profit margin were lower because of lower sales volumes and sales prices during the second quarter of 2016.

Net loss was $(0.3) million for the second quarter of 2016, compared to net income of $1.5 million for the same period last year.

Adjusted EBITDA for the second quarter of 2016 was $0.4 million. This compares to Adjusted EBITDA of $2.5 million for the same period in 2015.

Wood Pellets: Industrial

Revenues were $6.5 million for the second quarter of 2016, earned by delivering approximately 56,000 metric tons of wood pellets. Revenues were $2.5 million for the second quarter of 2015, earned by delivering approximately 13,500 metric tons of wood pellets.

Gross loss for the second quarter of 2016 was $(5.2) million, compared to $(3.1) million for the same period in the prior year. Gross loss margin was (80)% for the second quarter of 2016, compared to (120)% for the same period in the prior year. The increased gross loss in 2016 was due to higher sales volumes at production costs that exceed sales prices as the Atikokan and Wawa Facilities are ramping up, including the related write-down of inventory by $5.2 million during the second quarter of 2016, and considerably higher depreciation expense in the second quarter of 2016 than in the second quarter of 2015. Further, certain expenses were recorded as operating expenses during the second quarter of 2015 before assets were placed into service. These expenses were capitalized to product inventory and included in cost of sales during the second quarter of 2016 as both the Atikokan and Wawa Facilities were in service during the entire second quarter of 2016. During the second quarter of 2015, the Atikokan Facility was in the ramp-up phase and producing wood pellets, and the Wawa Facility was commissioned and producing a limited quantity of wood pellets. The improvement in gross loss margin between periods was due to improvements in production costs and increased revenues as a result of the higher volumes shipped during the second quarter of 2016 as compared to the same period last year.

Net loss was $(7.0) million for the second quarter of 2016, compared to net loss of $(10.7) million for the same period last year.

Adjusted EBITDA loss for the second quarter of 2016 was $(4.4) million. This compared to Adjusted EBITDA loss of $(9.6) million for the same period last year.

Corporate and Unallocated Expenses

Selling, general and administrative expenses were $4.7 million for the second quarter of 2016, compared to $5.3 million for the same period last year. The decline was primarily due to a decrease in computer software-related costs of $0.8 million, consulting costs of $0.4 million and non-cash equity-based compensation of $0.4 million, partially offset by increases in severance and exit costs of $0.4 million, transaction costs of $0.2 million, professional services fees of $0.2 million, and sublease commissions of $0.2 million. Non-cash equity-based compensation expense was $0.7 million for the second quarter of 2016, compared to $1.1 million for the same period in the prior year.

Conference Call with Management

Rentech will hold a conference call today, August 10, 2016, at 7:00 a.m. PDT to discuss its results for the second quarter of 2016. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (888) 517-2513 or (847) 619-6533 and the passcode 5994472#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 9:30 a.m. PDT on August 10 through 11:59 p.m. PDT on August 17. The replay teleconference will be available by dialing (888) 843-7419 or (630) 652-3042 and the passcode 5994472#.

Rentech, Inc.

Consolidated Statements of Operations

(Stated in Thousands, Except per Share Data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenues	$31,793	$39,925	$71,730	$76,361
Cost of sales	33,472	36,110	73,278	67,020
Gross profit (loss)	(1,679)	3,815	(1,548)	9,341
Operating expenses
Selling, general and administrative expense	7,742	14,186	16,856	25,154
Depreciation and amortization	775	1,189	1,783	2,634
Other expense, net	1,651	3	1,664	3
Total operating expenses	10,168	15,378	20,303	27,791
Operating loss	(11,847)	(11,563)	(21,851)	(18,450)
Other expense, net
Interest expense	(2,511)	(2,624)	(6,083)	(3,513)
Loss on debt repayment	(3,295)	—	(3,295)	—
Other income	367	2,101	513	1,988
Total other expenses, net	(5,439)	(523)	(8,865)	(1,525)
Loss from continuing operations before income taxes and equity in loss of investee	(17,286)	(12,086)	(30,716)	(19,975)
Income tax (benefit) expense	(109,489)	4,086	(111,891)	2,221
Income (loss) from continuing operations before equity in loss of investee	92,203	(16,172)	81,175	(22,196)
Equity in loss of investee	1,360	406	1,360	421
Income (loss) from continuing operations	90,843	(16,578)	79,815	(22,617)
Income (loss) from discontinued operations, net of tax	226,640	(62,133)	232,214	(56,048)
Net income (loss)	317,483	(78,711)	312,029	(78,665)
Net (income) loss attributable to noncontrolling interests	(157)	26,617	(3,563)	22,942
Loss on redemption of preferred stock	(11,049)	—	(11,049)	—
Preferred stock dividends	—	(1,320)	(1,320)	(2,640)
Net income (loss) attributable to Rentech common shareholders	$306,277	$(53,414)	$296,097	$(58,363)
Net income (loss) per common share allocated to Rentech common shareholders:
Basic:
Continuing operations	$3.37	$(0.78)	$2.84	$(1.11)
Discontinued operations	$9.58	$(1.55)	$9.67	$(1.44)
Net income (loss)	$12.95	$(2.33)	$12.51	$(2.54)
Diluted:
Continuing operations	$3.33	$(0.78)	$2.81	$(1.11)
Discontinued operations	$9.47	$(1.55)	$9.58	$(1.44)
Net income (loss)	$12.80	$(2.33)	$12.40	$(2.54)
Weighted-average shares used to compute net income (loss) per common share:
Basic	23,067	22,965	23,051	22,951
Diluted	23,324	22,965	23,268	22,951

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Revenues
Fulghum Fibres	$20,829	$25,723	48,265	48,377
Wood Pellets: Industrial	6,538	2,544	16,399	4,208
Wood Pellets: NEWP	4,426	11,658	7,066	23,776
Total revenues	$31,793	$39,925	$71,730	$76,361
Gross profit (loss)
Fulghum Fibres	$2,939	$4,278	7,605	7,985
Wood Pellets: Industrial	(5,198)	(3,058)	(10,167)	(3,462)
Wood Pellets: NEWP	580	2,595	1,014	4,818
Total gross profit (loss)	$(1,679)	$3,815	$(1,548)	$9,341
Selling, general and administrative expenses
Fulghum Fibres	$1,175	$947	2,376	2,629
Wood Pellets: Industrial	1,346	7,205	2,654	11,124
Wood Pellets: NEWP	499	718	1,060	1,422
Total segment selling, general and administrative expenses	$3,020	$8,870	$6,090	$15,175
Depreciation and amortization
Fulghum Fibres	$289	$699	830	1,680
Wood Pellets: Industrial	53	39	100	82
Wood Pellets: NEWP	302	312	597	590
Total segment depreciation and amortization recorded in operating expenses	$644	$1,050	$1,527	$2,352
Net income (loss)
Fulghum Fibres	$521	$3,057	2,174	1,965
Wood Pellets: Industrial	(7,015)	(10,699)	(13,753)	(15,378)
Wood Pellets: NEWP	(313)	1,538	(868)	2,680
Total segment net loss	$(6,807)	$(6,104)	$(12,447)	$(10,733)
Reconciliation of segment net loss to consolidated net income (loss):
Segment net income (loss)	$(6,807)	$(6,104)	$(12,447)	$(10,733)
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(4,720)	(5,318)	(10,765)	(9,979)
Corporate and unallocated depreciation and amortization expense	(131)	(139)	(256)	(282)
Corporate and unallocated income (expenses) recorded as other income (expense)	(4,727)	—	(4,723)	3
Corporate and unallocated interest expense	(1,375)	(1,494)	(3,798)	(1,588)
Corporate income tax benefit (expense)	109,932	(3,523)	113,133	(38)
Equity in loss of CVR	(1,329)	-	(1,329)	-
Income (loss) from discontinued operations, net of tax	226,640	(62,133)	232,214	(56,048)
Consolidated net income (loss)	$317,483	$(78,711)	$312,029	$(78,665)

Rentech, Inc.

Consolidated Balance Sheets

(Stated in Thousands, Except per Share Data)

	As of
	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets
Cash	$47,414	$33,119
Accounts receivable, including unbilled revenue	14,987	9,495
Inventories	28,987	23,771
Prepaid expenses and other current assets	3,163	3,784
Other receivables	9,372	3,106
Assets of discontinued operations	76	63,854
Total current assets	103,999	137,129
Property, plant and equipment, net	242,805	240,700
Construction in progress	6,570	4,240
Other assets
Equity investment	56,830	—
Goodwill	40,255	40,255
Intangible assets	34,527	36,084
Deposits and other assets	4,507	4,457
Property held for sale	—	2,359
Assets of discontinued operations	10	185,067
Total other assets	136,129	268,222
Total assets	$489,503	$650,291
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$9,764	$12,266
Accrued payroll and benefits	4,790	5,340
Accrued liabilities	24,945	18,675
Deferred revenue	2,031	1,401
Current portion of long term debt	17,282	18,744
Accrued interest	301	337
Other	2,208	2,554
Liabilities of discontinued operations	1,365	54,052
Total current liabilities	62,686	113,369
Long-term liabilities
Debt	114,044	157,268
Earn-out consideration	933	871
Asset retirement obligation	234	223
Deferred income taxes	17,998	7,301
Other	1,666	1,675
Liabilities of discontinued operations	—	354,164
Total long-term liabilities	134,875	521,502
Total liabilities	197,561	634,871
Commitments and contingencies
Mezzanine equity
Series E convertible preferred stock: $10 par value; 4.5% dividend rate; 100 shares authorized, 0 and 100 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	—	95,840
Stockholders' equity (deficit)
Preferred stock: $10 par value; 1,000 shares authorized; 90 series A convertible preferred shares authorized and issued; no shares outstanding and $0 liquidation preference	—	—
Series C participating cumulative preferred stock: $10 par value; 500 shares authorized; no shares issued and outstanding	—	—
Series D junior participating preferred stock: $10 par value; 45 shares authorized; no shares issued and outstanding	—	—
Common stock: $.01 par value; 45,000 shares authorized; 23,189 and 23,033 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	232	230
Additional paid-in capital	532,793	543,724
Accumulated deficit	(223,505)	(531,971)
Accumulated other comprehensive loss	(20,233)	(27,204)
Total Rentech stockholders' equity (deficit)	289,287	(15,221)
Noncontrolling interests	2,655	(65,199)
Total equity (deficit)	291,942	(80,420)
Total liabilities and stockholders' equity (deficit)	$489,503	$650,291

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA, which is a non-GAAP financial measure, is defined as net income (loss) from continuing operations plus net interest expense and other financing costs, income tax (benefit) expense, depreciation and amortization and unusual items, like impairment and debt extinguishment charges and fair value adjustments to earn-out consideration. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and
•	our operating performance and return on invested capital compared to those of other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA, excluding equity loss in CVR and discontinued operations, to income (loss) from continuing operations for the second quarters and first six months of 2016 and 2015.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Income (loss) from continuing operations	$90,843	$(16,578)	$79,815	$(22,617)
Add items:
Net interest expense	2,480	2,614	6,051	3,491
Loss on debt repayment	3,295	—	3,295	—
Income tax (benefit) expense	(109,489)	4,090	(111,891)	2,224
Depreciation and amortization	5,117	4,557	11,173	9,203
Equity in loss of CVR	1,329	—	1,329	—
Other	1,118	(1,687)	974	(1,546)
Consolidated Adjusted EBITDA, excluding equity in loss of CVR and discontinued operations	$(5,307)	$(7,004)	$(9,254)	$(9,245)

The amount for “other” for 2016 includes write-offs for computer software, leasehold improvements, furniture and office equipment totaling $1.4 million. The amount for “other” for 2015 includes a gain of $1.6 million relating to an insurance settlement.

The table below reconciles Fulghum’s Adjusted EBITDA to net income for the second quarters and first six months of 2016 and 2015.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Fulghum net income	$521	$3,057	$2,174	$1,965
Add Fulghum items:
Net interest expense	575	579	1,144	1,117
Income tax expense	428	523	1,207	2,125
Depreciation and amortization	2,225	2,838	4,652	5,839
Other	(278)	(1,544)	(356)	(1,534)
Fulghum's Adjusted EBITDA	$3,471	$5,453	$8,821	$9,512

The table below reconciles NEWP’s Adjusted EBITDA to net income (loss) for the second quarters and first six months of 2016 and 2015.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
NEWP net income (loss)	$(313)	$1,538	$(868)	$2,680
Add NEWP items:
Net interest expense	150	149	291	288
Income tax expense	15	40	35	57
Depreciation and amortization	592	941	1,055	1,997
Other	(74)	(161)	(114)	(218)
NEWP's Adjusted EBITDA	$370	$2,507	$399	$4,804

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to net loss for the second quarters and first six months of 2016 and 2015.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Wood Pellets: Industrial net loss	$(7,015)	$(10,699)	$(13,753)	$(15,378)
Add Wood Pellets: Industrial items:
Net interest expense	380	392	818	498
Income tax expense	—	4	—	4
Depreciation and amortization	2,169	639	5,210	1,085
Other	39	18	16	209
Wood Pellets: Industrial Adjusted EBITDA	$(4,427)	$(9,646)	$(7,709)	$(13,582)

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing and wood pellet production businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech’s industrial wood pellet facilities supply wood pellets used as fuel for power generation in Canada and the United Kingdom. Please visit www.rentechinc.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: expectations for the operations and results of Fulghum Fibres, NEWP, and our Canadian wood pellet facilities. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

(310) 307-4772

ir@rentk.com